Exhibit 10.1

AGREEMENT

This Agreement is entered into on August 30, 2016 by and between:

MINERA SALAR BLANCO SpA ("MSB"), a stock company duly incorporated under the laws of Chile; and

LI3 ENERGY INC. (“LI3” and together with MSB, the “Parties”), a company duly incorporated under the laws of the State of Nevada, United States of America.

WHEREAS:

A. The Parties are the sole shareholders of comentario Minera LI Energy SpA (the “Company”) and in such capacity are parties to that certain Shareholders Agreement dated as of January 27, 2014, as amended (the “Shareholders Agreement”).

B. MSB and LITHIUM POWER INTERNATIONAL LIMITED (“LPI”) have entered into a term sheet on July 14th 2016 (the “Term Sheet”) for the funding and development of the Maricunga Salar Project.

NOW, THEREFORE, the Parties agree as follows:

1)	The Parties will attend the shareholders meeting of the Company summoned for August 30, 2016 at 10:00 and in such meeting will unanimously approve:

(a)	the Technical Memorandum called "Ranking and valuation of Salar de Maricunga Mining Concessions, III Region - Chile", delivered by the expert Mr. Frits Reidel of August 15,2016 that was delivered on August 24, 2016;
(b)	the incorporation of a private corporation (sociedad anonima cerrada) under the laws of Chile, under the name of Minera Salar Blanco S.A., with MSB (“Newco”);
(c)	the contribution by the Company to Newco of all its assets and the contribution by MSB to Newco of the assets set forth in Annex A hereto. As a consequence of such contributions, the Company will hold 72.11% of Newco and MSB 27.89% of Newco;
(d)	a capital increase of Newco so that LPI, directly or through a wholly owned subsidiary, becomes a shareholder of Newco, holding 50% of the shares of Newco, along the lines of the transaction described in the Term Sheet. As a consequence of this capital increase the participation of the Company and MSB in Newco will be reduced to 36.05% and 13.95%, respectively; and
(e)	the performance of the attorneys-in-fact appointed by the Parties as shareholders of the Company and which resulted in the execution of the Term Sheet and the transactions which will be approved at the shareholders meeting mentioned in this paragraph 1).

2)	The Parties will cause the Company to transfer to each of the Parties (pro rata to their participation in the Company) its shares in Newco, whether by sale, dissolution of the Company or otherwise as promptly and as tax efficiently as possible after Newco’s incorporation and closing of the transaction with LPI. Upon such a transfer, MSB and LI3 will receive shares of Newco representing 18.39% and 17.67% of Newco, respectively, and will become parties to the Documentation (as defined below). The shares of MSB as a consequence of this transfer are in addition to those referred to in 1(d) above.

3)	In the shareholders meeting, the Parties shall grant a power of attorney to Mr. Cristobal Garcia-Huidobro so that any of them may represent the Company in the negotiation of an investment agreement and a shareholders agreement among the Company, MSB and LPI along the lines of the terms and conditions set forth in the Term Sheet, as well as those provisions which the attorneys may deem necessary or convenient for these purposes (the “Documentation”).

4)	For the avoidance of doubt, the shareholders agreement shall grant LI3 the right to appoint 1 director of Newco as long as it holds no less than 10% of the shares of the Newco; and the right to be informed by the management of the operations and businesses of Newco.

The Parties acknowledge that even though the Term Sheet does not currently include it, the shareholders agreement may (i) include a drag along; (ii) include provisions regarding change of control to be agreed by all parties (including Li3 Energy, Inc.); and (iii) provide quorums to pass resolutions with the affirmative vote of 5 directors at the board and 75% of the issued and outstanding shares at the shareholders level.

5)	Each of the Parties shall comply with all the obligations and commitments contained in the Documentation, including the non-compete obligation described in the Term Sheet, provided that such non-compete will only apply to the direct shareholders of Newco and not to their respective controlling entities (notwithstanding the change of control provisions mentioned in 4(ii) above).

6)	MSB will grant to LI3 a new non-revolving facility for an amount of USD 300,000 for two years (with a maximum drawing of USD 150,000 per year) due and payable in one instalment 24 months after the first disbursement. All other terms and conditions agreed between the Parties to the previous loans shall apply to this new facility (including annual interest rate of 8.5% and a pledge of shares of Newco instead of shares of the Company).

7)	Each Party for itself, its officers, directors, employees, agents, subsidiaries, affiliates, successors and assigns (collectively, its “Affiliates”), declares that it has no pending claims or rights against the other Party or its Affiliates with respect, among others, to the by-laws and resolutions of the Company, the Shareholders Agreement and the Term Sheet (including, but not limited to, the sale by MSB to LPI of its options to acquire certain mining concessions in exchange for 16,000,000 shares of LPI) and, hereby irrevocably and unconditionally (i) waives any right it may have or which may acquire in the future against such Party or its Affiliates and (ii) release such Party and its Affiliates from any and all liabilities, in each case arising from or in connection with the by-laws and resolutions of the Company, the Shareholders Agreement, the Term Sheet and otherwise.

8)	Each of the Parties represents and warrants that (i) it has the power and authority to enter into this Agreement and take the actions contemplated hereunder, (ii) it has not transferred or assigned any of its rights under the Shareholders Agreement and the Term Sheet, and (iii) the consent of no other party is required to effectuate the transactions contemplated hereby.

9)	This Agreement shall be construed in accordance with and governed by the laws of the Republic of Chile.

10)	This Agreement is executed in four original counterparts, two for each Party.

Minera Salar Blanco SpA:	/s/ Cristóbal Garcia-Huidobro
Cristóbal Garcia-Huidobro
Chief Executive Officer

Li3 Energy Inc:	/s/ Luis Saenz
Luis Saenz
Chief Executive Officer

ANNEX

1.	36% of Sociedades Legales Mineras Litio 1 a 6 (SLM Lithium 1-6).
2.	100% of the Blanco Mining Concessions of 1,800 has. (plus the ones in process).
3.	100% of the Camp 1 Mining Concessions plus the leasing contract with Bienes Nacionales which is currently under renewal process.
4.	The trade mark Minera Salar Blanco (registered) plus its logo. The Internet domain www.msblanco.com.